Exhibit 12.2
                                                                       2/13/2007
                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2006

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                                                              ----------------------------------------------------------------
                                                                   2002        2003           2004        2005          2006
                                                                   ----        ----           ----        ----          ----

EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Earnings before income taxes                                 $1,010,350   $1,037,301    $1,081,028   $1,197,831    $1,236,845
  Interest expense, net of amounts capitalized                    181,024      193,728       240,572      297,313       319,894
  Distributions on mandatorily redeemable preferred securities     65,293       62,415        15,948            0             0
  AFUDC - Debt funds                                                8,570        5,634        10,295       11,812        12,354
                                                               -----------  -----------   -----------  -----------   -----------
    Earnings as defined                                        $1,265,237   $1,299,078    $1,347,843   $1,506,956    $1,569,093
                                                               ===========  ===========   ===========  ===========   ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest on long-term debt                                   $  148,534   $  167,125    $  179,219   $  215,264    $  217,954
  Interest on affiliated loans                                     10,195        3,299        46,512       68,735        87,672
  Interest on interim obligations                                   3,078            0            24            0             0
  Amort of debt disc, premium and expense, net                     17,012       16,579        16,812       17,109        17,054
  Other interest charges                                           10,774       12,359         8,301        8,017         9,571
  Distributions on mandatorily redeemable preferred securities     65,293       62,415        15,948            0             0

                                                              ------------  -----------   -----------  -----------   -----------
    Fixed charges as defined                                      254,886      261,777       266,816      309,125       332,251
Tax deductible preferred dividends                                    268          268           268          268            12
                                                              ------------  -----------   -----------  -----------   -----------
                                                                  255,154      262,045       267,084      309,393       332,263
                                                              ------------  -----------   -----------  -----------   -----------
Non-tax deductible preferred and preference dividends                 402          402         1,902        3,125         4,827
Ratio of net income before taxes to net income                x     1.580   x    1.584    x    1.578   x    1.602    x    1.562
                                                              ------------  -----------   -----------  -----------   -----------
Pref dividend requirements before income taxes                        635          637         3,001        5,006         7,540
                                                              ------------  -----------   -----------  -----------   -----------
Fixed charges plus pref dividend requirements                  $  255,789   $  262,682    $  270,085   $  314,399    $  339,803
                                                              ============  ===========   ===========  ===========   ===========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
 PREFERRED DIVIDEND REQUIREMENTS                                    4.95         4.95          4.99         4.79          4.62
                                                                    =====        =====         =====        =====         ====

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